Exhibit 10.1

EXECUTION COPY

SECOND AMENDMENT AGREEMENT dated as of October 1, 2009 (this “Amendment”), to the Credit Agreement dated as of August 20, 2004, as amended and restated as of April 2, 2009 and effective as of the First Restatement Effective Date (as defined below) (as so amended and restated, the “Existing Credit Agreement”), among BLOCKBUSTER INC., a Delaware corporation (the “Borrower”), the LENDERS party thereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent, and the other parties thereto.

WHEREAS, the Borrower plans to issue senior secured notes due 2014 (the “Senior Secured Notes”), a portion of the proceeds of which will be used to prepay all Loans outstanding under the Existing Credit Agreement, all accrued and unpaid interest thereon and all other amounts then due and payable under the Existing Credit Agreement;

WHEREAS, in connection with such prepayment, all Commitments under the Existing Credit Agreement will be terminated, but the Letters of Credit issued thereunder will remain outstanding;

WHEREAS, the Secured Parties’ security interest in the Collateral (other than the LC Cash Collateral Account and the LC Cash Collateral) will be released upon such prepayment, but the Issuing Banks Agent, the Issuing Banks and the Administrative Agent will continue to have a security interest in the LC Cash Collateral Account and the LC Cash Collateral;

WHEREAS, following the prepayment of all Loans under the Existing Credit Agreement and the termination of all Commitments thereunder, the parties hereto will be the sole parties to the Existing Credit Agreement; and

WHEREAS, in connection with the foregoing, the Borrower has requested that the Issuing Banks and the other parties hereto agree to amend the Existing Credit Agreement to be in the form of Exhibit A hereto;

NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, each Issuing Bank, the Administrative Agent and the Issuing Banks Agent hereby agree as follows:

SECTION 1. Defined Terms. Capitalized terms used but not otherwise defined or ascribed a specified meaning herein (including the preliminary statements hereto) have the meanings assigned to them in the Restated Credit Agreement (as defined below) or, if not defined therein, in the Existing Credit Agreement.

SECTION 2. Amendment and Restatement. Effective as of the Second Restatement Effective Date, (i) the Existing Credit Agreement is hereby amended and restated to be in the form of Exhibit A hereto (the Existing Credit Agreement, as so amended and restated, being referred to as the “Restated Credit Agreement”) and (ii) Schedule 2.01 attached hereto is hereby incorporated as Schedule 2.01 to the Restated Credit Agreement.

SECTION 3. Representations and Warranties. The Borrower hereby represents and warrants to each other party hereto that, as of the Second Restatement Effective Date (as defined below):

(a) this Amendment (i) has been duly authorized by all necessary corporate or other organizational and, if required, stockholder action of the Borrower, (ii) has been duly executed and delivered by the Borrower and (iii) constitutes a legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; and

(b) (i) after giving effect to this Amendment, no Default has occurred and is continuing and (ii) the representations and warranties of the Borrower set forth in the Restated Credit Agreement and the other Loan Documents are true and correct in all material respects as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

SECTION 4. Effectiveness of this Amendment. This Amendment and the amendment and restatement of the Existing Credit Agreement as set forth in Section 2 hereof shall become effective as of the first date (such date being referred to as the “Second Restatement Effective Date”) on which each of the following conditions shall have been satisfied:

(a) the Administrative Agent (or its counsel) shall have received from the Borrower, each Issuing Bank and the Issuing Banks Agent either (i) a counterpart of this Amendment signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Amendment) that such party has signed a counterpart of this Amendment;

(b) the Administrative Agent shall have received a favorable written opinion (dated the Second Restatement Effective Date and addressed to the Administrative Agent, each Issuing Bank and the Issuing Banks Agent) of Kirkland & Ellis LLP, counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent;

(c) the Administrative Agent shall have received documents and certificates relating to the organization, existence and good standing of the Borrower and the authorization of the Loan Documents and transactions contemplated hereby, all in form and substance reasonably satisfactory to the Administrative Agent;

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(d) the representations and warranties of the Borrower set forth in Section 3 hereof shall be true and correct as of the Second Restatement Effective Date, and the Administrative Agent shall have received a certificate, dated the Second Restatement Effective Date and signed by a Financial Officer or the chief executive officer of the Borrower, confirming the accuracy thereof, which shall be in form and substance reasonably satisfactory to the Administrative Agent;

(e) the Administrative Agent shall have received all amounts due and payable to the Administrative Agent on or prior to the Second Restatement Effective Date pursuant to the Loan Documents, including reimbursement of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document;

(f) the Borrower shall have (i) received an aggregate amount of Net Proceeds from the issuance of Senior Secured Notes that is no less than the sum of the aggregate principal amount of Revolving Loans and Term Loans outstanding immediately prior to giving effect to the Restated Credit Agreement, (ii) prepaid all Revolving Loans and Term Loans in accordance with the Existing Credit Agreement, including payment of all accrued and unpaid interest thereon, and all other amounts then due and payable under the Existing Credit Agreement and (iii) terminated all Commitments under the Existing Credit Agreement; and

(g) the Administrative Agent shall have received, for account of the Issuing Banks entitled thereto, the Amendment Fees required to be paid pursuant to Section 5 hereof.

The Administrative Agent shall notify the Borrower, the Issuing Banks Agent and the Issuing Banks of the Second Restatement Effective Date, and such notice shall be conclusive and binding.

SECTION 5. Fees. The Borrower agrees to pay to the Administrative Agent, for the account of each Issuing Bank that delivers to the Administrative Agent (or its counsel) an executed counterpart hereof (or a facsimile transmission of a signed signature page of this Amendment) on or prior to 12:00 noon, New York City time, on September 24, 2009, an amendment fee (the “Amendment Fee”) in an amount equal to 0.50% of the aggregate amount of such Issuing Bank’s LC Exposure as of such date. The Amendment Fee shall be payable on, and subject to the occurrence of, the Second Restatement Effective Date.

SECTION 6. Release of Certain Collateral. The parties hereto hereby agree that, notwithstanding anything to the contrary in the Existing Credit Agreement or any Loan Document (as defined in the Existing Credit Agreement), (a) the Guarantees made in the Collateral Agreement, and all security interests granted in favor of the Collateral Agent under the Collateral Agreement, the Security Agreement, each Foreign Pledge Agreement, each Mortgage, each Account Control Agreement and each other Security Document, shall terminate on the Second Restatement Effective Date (and each

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Issuing Bank hereby authorizes the Collateral Agent to execute and deliver to the Borrower, at the Borrower’s expense, all documents that the Borrower shall reasonably request to evidence such termination) and (b) on the Second Restatement Effective Date, each Security Document in effect on such date (other than, for the avoidance of doubt, any agreement providing, or purporting to provide, “control” in accordance with the applicable Uniform Commercial Code for the purposes of perfection of any Lien in favor of the Issuing Banks Agent, or any of its sub-agents, for the benefit of the Issuing Banks over the LC Cash Collateral Account or the LC Cash Collateral) shall terminate and cease to be in force and effect, in each case except as to the provisions thereof that by their terms survive and remain in full force and effect notwithstanding the termination of any such agreement (and each Issuing Bank hereby authorizes the Collateral Agent and the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s expense, all documents that the Borrower shall reasonably request to evidence such termination). For the avoidance of doubt, nothing herein shall be deemed to authorize (or to constitute) the termination or release of any security interests granted in favor of the Issuing Banks Agent, or any of its sub-agents, in the LC Cash Collateral Account or the LC Cash Collateral under the Existing Credit Agreement and the other Loan Documents, which shall continue in full force and effect pursuant to the Restated Credit Agreement and the Loan Documents referenced in the parenthetical in clause (b) above.

SECTION 7. Effect of this Amendment. (a) It is the express intent of the parties hereto that, notwithstanding anything to the contrary in the Existing Credit Agreement, the Existing Credit Agreement be amended and restated pursuant to this Amendment on the Second Restatement Effective Date to be in the form of the Restated Credit Agreement and, as so amended and restated, continue as a legal, valid and binding obligation of the parties hereto, enforceable against them in accordance with their terms, including, without limitation, in respect of the grant by the Borrower of security interests in the LC Cash Collateral Account and the LC Cash Collateral, as more fully set forth in Section 2.01(h) of the Restated Credit Agreement and other applicable provisions of the Loan Documents. In furtherance of, and without limiting, the foregoing, each party hereto agrees that (i) the rights and obligations of the parties hereto in respect of the Letters of Credit, and in respect of all other matters set forth herein or in Exhibit A hereto, shall, on and after the Second Restatement Effective Date, be governed by this Amendment and the agreement in the form of Exhibit A hereto, (ii) the security interests granted in favor of the Issuing Banks Agent, or any of its sub-agents, in the LC Cash Collateral Account and the LC Cash Collateral under the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) shall continue in full force and effect (and are hereby affirmed and confirmed by the Borrower) notwithstanding the prepayment of the Loans in connection herewith and all other amounts then due and payable under the Existing Credit Agreement and shall, on and after the Second Restatement Effective Date, be governed by this Amendment and the agreement in the form of Exhibit A hereto and (iii) nothing herein shall extinguish the obligations of the Borrower outstanding under the Existing Credit Agreement or the other Loan Documents, or be construed as a substitution or novation of any obligation of the Borrower under the Existing Credit Agreement or any other Loan Document, all of which shall remain in full force and effect, in each case except as amended hereby.

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(b) Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Administrative Agent, the Issuing Banks Agent or the Issuing Banks under the Existing Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement or any other Loan Document, all of which, as amended hereby, are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Restated Credit Agreement or any other Loan Document in similar or different circumstances. This Amendment shall constitute a Loan Document.

(c) On and after the Second Restatement Effective Date, any reference to the Existing Credit Agreement in any Loan Document shall mean such Existing Credit Agreement as amended and restated hereby, and any reference in any Loan Document to a Section of the Existing Credit Agreement shall be deemed to be a reference to the corresponding Section of the Existing Credit Agreement, as applicable, as amended and restated hereby.

SECTION 8. Expenses. The Borrower agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP.

SECTION 9. Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 10. Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of New York.

SECTION 11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR ANY OTHER LOAN DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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SECTION 12. Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their authorized officers as of the date first above written.

BLOCKBUSTER INC.,

by
Name:
Title:

JPMORGAN CHASE BANK, N.A., as the Administrative Agent, an Issuing Bank and the Issuing Banks Agent,

by
Name:
Title:

SIGNATURE PAGE TO

SECOND AMENDMENT AGREEMENT

RELATING TO THE CREDIT AGREEMENT OF

BLOCKBUSTER INC.

Name of Issuing Bank

by
Name:
Title:

For any Issuing Bank requiring a second signature block:

by
Name:
Title:

EXHIBIT A

CREDIT AGREEMENT

dated as of August 20, 2004,

as amended and restated as of April 2, 2009, and

effective as of the First Restatement Effective Date and

as further amended and restated as of October 1, 2009, and

effective as of the Second Restatement Effective Date,

among

BLOCKBUSTER INC.,

The ISSUING BANKS Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Issuing Banks Agent

TABLE OF CONTENTS

ARTICLE I

Definitions

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CREDIT AGREEMENT dated as of August 20, 2004, as amended and restated as of April 2, 2009, and effective as of the First Restatement Effective Date (as defined below) and as further amended and restated as of October 1, 2009, and effective as of the Second Restatement Effective Date (as defined below), among BLOCKBUSTER INC., the ISSUING BANKS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Issuing Banks Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Additional Security Agreements” means any agreement (other than this Agreement) executed and delivered by the Borrower pursuant to which any security interest in the LC Cash Collateral Account or any LC Cash Collateral is created, or is purported to be created, in favor of the Issuing Banks Agent (or any of its sub-agents) for the benefit of the Issuing Banks.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate LC Obligations” means, at any time, the sum of (a) the aggregate LC Exposure of all the Issuing Banks at such time, (b) the aggregate amount at such time of any accrued but unpaid interest hereunder in respect of LC Disbursements and (c) the aggregate amount at such time of any accrued but unpaid Issuing Bank Fees.

“Agreement” means this Credit Agreement, as modified, amended or restated from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00%, (c) the rate per annum appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to such day for deposits in dollars with a maturity of one month, plus 1.00%, and (d) 4.50%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the interest rate referred to in clause (c) above shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the interest rate referred to in clause (c) above, as the case may be.

“Borrower” means Blockbuster Inc., a Delaware corporation.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Original Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority having regulatory or supervisory authority over banks or other financial institutions after the Original Effective Date or (c) compliance by any Issuing Bank (or, for purposes of Section 2.04(b), by such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority having regulatory or supervisory authority over banks or other financial institutions made or issued after the Original Effective Date.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“dollars” or “$” refers to lawful money of the United States of America.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which (or of a political subdivision of which) such recipient is organized or in which its principal office is located and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above.

“Existing Credit Agreement” means the Credit Agreement dated as of August 20, 2004, as amended and restated as of November 4, 2005, and as further amended and restated as of April 2, 2009 and effective as of the First Restatement Effective Date, among the Borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and the other parties thereto.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of the Borrower.

“First Amendment Agreement” means the Amendment Agreement dated as of April 2, 2009, among the Borrower, the lenders party thereto, the Issuing Banks, the Issuing Banks Agent and the Administrative Agent.

“First Restatement Effective Date” has the meaning assigned to such term in the First Amendment Agreement.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Issuing Bank Fees” means the issuing bank fees payable to the Issuing Banks pursuant to Section 2.02(a).

“Issuing Banks” means JPMorgan Chase Bank, N.A., Credit Suisse First Boston, Citicorp North America, Inc. and Wachovia Bank, National Association, in each case in its capacity as an issuer of one or more Letters of Credit.

“Issuing Banks Agent” means JPMorgan Chase Bank, N.A., in its capacity as the issuing banks’ agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“LC Cash Collateral” means all Financial Assets held in or credited to the LC Cash Collateral Account, all Security Entitlements in respect thereof and all funds on deposit in or credited to the LC Cash Collateral Account, and all Proceeds of any of the foregoing. For purposes hereof, the terms “Financial Assets”, “Security Entitlements” and “Proceeds” have the meaning assigned thereto in the Uniform Commercial Code.

“LC Cash Collateral Account” means (a) the blocked deposit account established by the Borrower with JPMorgan Chase Bank, N.A., as the Issuing Banks Agent, prior to the First Restatement Effective Date to be the “LC Cash Collateral Account” hereunder or, in the event a successor Issuing Banks Agent shall have been appointed pursuant to Article VIII, a blocked deposit account established by the Borrower with such successor Issuing Banks Agent to be the “LC Cash Collateral Account” hereunder, and (b) each deposit or other account that is deemed to be an “LC Cash Collateral Account” pursuant to Article VIII.

“LC Cash Collateral Deficiency” shall exist at any time if the LC Cash Collateral Value at such time shall be less than 105.00% of the aggregate LC Exposure of all the Issuing Banks at such time, and the amount of such deficiency shall be the amount of the LC Cash Collateral Deficiency at such time.

“LC Cash Collateral Excess” shall exist at any time if the LC Cash Collateral Value at such time shall exceed by more than 5.00% the Aggregate LC Obligations at such time, and the amount of such excess shall be the amount of the LC Cash Collateral Excess at such time.

“LC Cash Collateral Value” means, at any time, the value of all funds on deposit in or credited to the LC Cash Collateral Account at such time.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, with respect to any Issuing Bank at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit issued by such Issuing Bank that are outstanding at such time and (b) the aggregate amount of all LC Disbursements made by such Issuing Bank to the extent such LC Disbursements have not yet been reimbursed by or on behalf of the Borrower at such time.

“LC Termination Date” means (a) with respect to each Letter of Credit issued by JPMorgan Chase Bank, N.A., in its capacity as an Issuing Bank, May 31, 2012, and (b) with respect to each Letter of Credit issued by any other Issuing Bank, September 30, 2010.

“Letter of Credit” means each letter of credit issued pursuant to the Original Credit Agreement prior to, and outstanding on, the Second Restatement Effective Date that is set forth on Schedule 2.01 to the Second Amendment Agreement, as amended, extended or renewed from time to time.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the First Amendment Agreement, the Second Amendment Agreement and the Additional Security Agreements.

“Material Adverse Effect” means any event, condition or circumstance that has had or would reasonably be expected to have a material adverse effect on (a) the business, operations, assets or financial condition of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform any of its material obligations under any Loan Document or (c) the material rights of or benefits available to the Issuing Banks under any Loan Document.

“Material Subsidiary” means, at any date, any Subsidiary, or any group of Subsidiaries, which (a) had aggregate revenues during the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date in respect of which financial statements have been filed with the SEC for the most recently ended fiscal quarter of the Borrower equal to 5% or more of the total consolidated revenues of the Borrower and the Subsidiaries for such period or (b) had total assets as of the last day of the most recent fiscal quarter of the Borrower in respect of which financial statements have been filed with the SEC for the most recently ended fiscal quarter of the Borrower equal to 5% or more of the total consolidated assets of the Borrower and the Subsidiaries as of such date (in the case of any group of Subsidiaries taken together, calculated on a combined basis in accordance with GAAP).

“Obligations” means the due and punctual payment by the Borrower of (a) each payment required to be made by the Borrower hereunder in respect of any Letter of Credit, including payments in respect of reimbursement of LC Disbursements and interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), when and as due, whether by acceleration or otherwise, and (b) all other monetary obligations of the Borrower under this Agreement and the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Original Credit Agreement” means the Credit Agreement dated as of August 20, 2004, as amended and restated as of November 4, 2005, and as amended prior to the First Restatement Effective Date, among the Borrower, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and the other parties thereto.

“Original Effective Date” means August 20, 2004.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made by or on account of any obligation of the Borrower under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Permitted Encumbrances” means banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any indebtedness for borrowed money and are not subject to restrictions on access by the Borrower or any Subsidiary in excess of those required by applicable banking regulation.

“Permitted Investments” means investments in certificates of deposit, banker’s acceptances and time deposits maturing within 360 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized or licensed under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Rata Share” means, with respect to any Issuing Bank at any time, the product of (a) the LC Cash Collateral Value at such time and (b) a fraction the numerator of which is the LC Exposure of such Issuing Bank at such time and the denominator of which is the aggregate LC Exposure of all the Issuing Banks at such time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, partners, trustees, agents and advisors of such Person and such Person’s Affiliates.

“Required Issuing Banks” means, at any time, Issuing Banks having LC Exposure representing more than 50% of the sum of the aggregate LC Exposure of all the Issuing Banks at such time.

“SEC” means the United States Securities and Exchange Commission.

“Second Amendment Agreement” means the Second Amendment Agreement dated as of October 1, 2009, among the Borrower, the Issuing Banks, the Issuing Banks Agent and the Administrative Agent.

“Second Restatement Effective Date” has the meaning assigned to such term in the Second Amendment Agreement.

“Subordinated Debt” means the 9% Senior Subordinated Notes due 2012 in the aggregate principal amount of $300,000,000.

“Subordinated Debt Documents” means the indenture under which the Subordinated Debt is issued and all other instruments, agreements and other documents evidencing or governing the Subordinated Debt or providing for any guarantee or other right in respect thereof.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means the execution, delivery and performance by the Borrower of the Loan Documents and the issuance, amendment, renewal or extension of Letters of Credit hereunder.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Viacom LC” means each Letter of Credit that is designated as a “Viacom LC” on Schedule 2.01 to the Second Amendment Agreement.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections and Schedules shall be construed to refer to Articles and Sections of, and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

The Credits

SECTION 2.01. Letters of Credit. (a) Prior to the First Restatement Effective Date, the Issuing Banks have issued the Letters of Credit pursuant to the Original Credit Agreement. On and after the First Restatement Effective Date, (i) no Issuing Bank has any obligation to issue any letter of credit pursuant to this Agreement (it being understood that amendments, renewals and extensions of Letters of Credit in accordance with the terms hereof shall not be deemed to be issuances of letters of credits) and (ii) the terms and conditions of this Agreement apply to each Letter of Credit.

(b) Amendment, Renewal or Extension of the Letters of Credit; Certain Conditions. Subject to the terms and conditions set forth herein, the Borrower may request an amendment, renewal or extension of any outstanding Letter of Credit; provided, however, that the Borrower may not request an increase in the amount of any Letter of Credit. To request the amendment, renewal or extension of an outstanding Letter of Credit, the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank, the Administrative Agent and the Issuing Banks Agent (reasonably in advance of the requested date of amendment, renewal or extension) a notice identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested amendment, renewal or extension and the requested date of the effectiveness thereof (which shall be a Business Day) and such other information as shall be necessary to amend, renew or extend such Letter of Credit. Each Issuing Bank agrees that, in the case of any request by the Borrower to extend or renew any Letter of Credit issued by such Issuing Bank, such Issuing Bank shall, subject to Section 4.02, renew or extend such Letter of Credit as so requested; provided, however, that no Issuing Bank shall be obligated to extend or renew any Letter of Credit to a date that does not comply with paragraph (c) of this Section. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit issued by such Issuing Bank, the terms and conditions of this Agreement shall control.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the LC Termination Date with respect to such Letter of Credit; provided, however, that any Letter of Credit may provide for automatic renewal on an annual basis so long as any such Letter of Credit expires at or prior to the date that is five Business Days prior to the LC Termination Date with respect to such Letter of Credit.

(d) Disbursements. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Borrower, the Administrative Agent and the Issuing Banks Agent by telephone (confirmed by fax) of such demand for payment, whether such Issuing Bank will make an LC Disbursement thereunder and, in the event such Issuing Bank makes such an LC Disbursement, of the making thereof and the amount of the payment made; provided that any failure to give or delay in giving any such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank with respect to any such LC Disbursement.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent, for the account of such Issuing Bank, an amount equal to such LC Disbursement not later than (i) if the Borrower shall have received notice of such LC Disbursement prior to 12:00 noon, New York City time, on any Business Day, then 5:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower receives such notice or (ii) otherwise, 5:00 p.m., New York City time, on the second Business Day immediately following the day that the Borrower receives such notice; provided, however, that the Borrower hereby irrevocably authorizes, instructs and directs the Issuing Banks Agent, and, on the terms and subject to the conditions set forth in paragraph (h)(ii) of this Section, the Issuing Banks Agent hereby agrees, to make such payment on behalf of the Borrower with the LC Cash Collateral, and, to the extent such payment is so made, the Borrower’s obligation to make such payment shall be discharged.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Issuing Banks Agent, any Issuing Bank or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of any Issuing Bank (as determined by a court of competent jurisdiction in a final and nonappealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless such LC Disbursement shall have been reimbursed in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date such LC Disbursement is reimbursed in full, at the Alternate Base Rate plus 9.00% per annum; provided that, if such LC Disbursement shall not have been reimbursed when due pursuant to paragraph (e) of this Section, then Section 2.03 shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(h) LC Cash Collateral. (i) Pursuant to the First Amendment Agreement, prior to the First Restatement Effective Date the Borrower established the LC Cash Collateral Account and, on the First Restatement Effective Date, deposited into the LC Cash Collateral Account an amount in cash equal to 105.00% of the aggregate LC Exposure of all the Issuing Banks as of the First Restatement Effective Date. The Issuing Banks Agent shall hold the LC Cash Collateral as collateral for the payment and performance of the obligations of the Borrower in respect of the Aggregate LC Obligations, and the Borrower hereby grants, as security for the obligations of the Borrower in respect of the Aggregate LC Obligations, to the Issuing Banks Agent, for the benefit of the Issuing Banks, a security interest in all right, title and interest of the Borrower, whether now owned or existing or hereafter acquired or arising, in the LC Cash Collateral Account and the LC Cash Collateral. The Issuing Banks Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Cash Collateral Account. Without limiting the foregoing, the Issuing Banks Agent is hereby irrevocably authorized, instructed and directed by the Borrower to make such withdrawals as are described in this Section or as the Issuing Banks Agent, in its sole discretion, determines are appropriate to satisfy any of the Aggregate LC Obligations, including obligations with respect to the payment of interest pursuant to paragraph (g) of this Section and Issuing Bank Fees pursuant to Section 2.02(a), and each Issuing Bank hereby acknowledges the foregoing and agrees thereto. The Issuing Banks Agent shall invest funds on deposit in the LC Cash Collateral Account in one or more money market deposit accounts offered by the entity serving as the Issuing Banks Agent or, at the discretion of the Issuing Banks Agent, any other Permitted Investment, it being agreed that such investment shall be made at the Borrower’s risk and expense. Interest or profits, if any, on such investment shall accumulate in such account and be part of the LC Cash Collateral.

(ii) If an Issuing Bank shall have made an LC Disbursement, the Issuing Banks Agent shall, not later than (A) if the Issuing Banks Agent shall have received notice of such LC Disbursement prior to 12:00 noon, New York City time, on any Business Day, then 5:00 p.m., New York City time, on the Business Day immediately following the day that the Issuing Banks Agent receives such notice, and (B) otherwise, 5:00 p.m., New York City time, on the second Business Day immediately following the day that the Issuing Banks Agent receives such notice, withdraw from the LC Cash Collateral Account and remit to such Issuing Bank an amount equal to the lesser of (x) the amount of such LC Disbursement and (y) the LC Cash Collateral Value at the time but not in excess, solely if the Issuing Banks Agent shall have received notice from the Borrower, the Administrative Agent or any Issuing Bank that an Event of Default has occurred and is continuing at the time, of such Issuing Bank’s Pro Rata Share thereof at such time; provided, however, that the Issuing Banks Agent shall not be required to make any such withdrawal and remittance if it determines, in its sole discretion, that it may not do so under applicable law.

(iii) In the event the Issuing Banks Agent shall have determined, based on reports provided to the Issuing Banks Agent pursuant to paragraph (i) of this Section, that an LC Cash Collateral Deficiency exists, the Issuing Banks Agent shall promptly inform the Borrower and the Administrative Agent thereof, and the Borrower shall, within three Business Days of receiving such notice, deposit in the LC Cash Collateral Account an amount in cash equal to the amount of such LC Cash Collateral Deficiency.

(iv) In the event the Issuing Banks Agent shall have determined, based on reports provided to the Issuing Banks Agent pursuant to paragraph (i) of this Section, that an LC Cash Collateral Excess exists, the Issuing Banks Agent shall promptly inform the Borrower and the Administrative Agent thereof and, unless the Issuing Banks Agent shall have received notice from the Borrower, the Administrative Agent or any Issuing Bank that an Event of Default has occurred and is continuing at the time, the Issuing Banks Agent shall withdraw from the LC Cash Collateral Account and remit to the Borrower the amount of such LC Cash Collateral Excess; provided however, that the Issuing Banks Agent shall not be required to make any such withdrawal or remittance if (A) the aggregate amount of the LC Cash Collateral Excess shall not be more than $25,000 or (B) it determines, in its sole discretion, that it may not do so under applicable law.

(i) Issuing Bank Reports. Each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent and the Issuing Banks Agent (i) reasonably prior to the time that such Issuing Bank amends, renews or extends any Letter of Credit, the date of such amendment, renewal or extension and the details thereof, (ii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iii) on any Business Day on which the Borrower fails to reimburse in full an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the unreimbursed amount of such LC Disbursement, (iv) on each day (or, if such day is not a Business Day, on the next following Business Day) on which the LC Exposure of such Issuing Bank shall have reduced, the amount of such reduction and the details thereof and (v) on any other Business Day, such other information as the Administrative Agent or the Issuing Banks Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank. The Administrative Agent and the Issuing Banks Agent shall be entitled to rely, and shall not incur any liability for relying, upon any information reported to it by the Issuing Banks pursuant to this paragraph. Without limiting the foregoing, the Issuing Banks Agent may determine the existence of any LC Cash Collateral Deficiency or any LC Cash Collateral Excess and each Issuing Bank’s Pro Rata Share solely on the basis of the information reported to it by the Issuing Banks pursuant to this paragraph, and shall incur no liability for any errors in such determination arising from any inaccuracy of such information.

(j) Cooperation. The Issuing Banks Agent shall provide to the Administrative Agent or any Issuing Bank such information with respect to the LC Cash Collateral Account and the LC Cash Collateral as the Administrative Agent or such Issuing Bank may from time to time request. The Administrative Agent shall provide to the Issuing Banks Agent such information regarding the Issuing Banks and the Letters of Credit as the Issuing Banks Agent may from time to time request.

(k) Concerning Viacom LCs. The Borrower agrees that, without the prior written consent of each Issuing Bank that shall have issued a Viacom LC outstanding at the time, (i) it shall not request an extension or renewal of any Viacom LC unless it shall have requested such an extension or renewal with respect to each Viacom LC and (ii) it shall not request any amendment of any Viacom LC to reduce the face amount thereof unless it shall have concurrently therewith requested such amendments of one or more other Viacom LC to reduce the face amount thereof as shall be required in order for the aggregate amount of such requested reductions to be allocated among the Issuing Banks in accordance with their pro rata share. For purposes of the foregoing, an Issuing Bank’s “pro rata share” of any such reductions shall be determined based on the proportion the face amount of its Viacom LC as of the First Restatement Effective Date bears to the aggregate face amount of all the Viacom LCs as of the First Restatement Effective Date; provided, however, that if, as a result of any drawing thereunder since the First Restatement Effective Date, the face amount of any Issuing Bank’s Viacom LC shall have been reduced without a corresponding reduction in the face amount of the other Issuing Banks’ Viacom LCs, then, to the extent such drawing shall have been reimbursed, the pro rata share of such Issuing Bank shall be adjusted so that the aggregate amount of all the reductions in the aggregate face amount of the Viacom LCs is allocated to the banks, as nearly as possible, on a pro rata basis (determined as set forth above).

SECTION 2.02. Fees. (a) The Borrower agrees to pay each Issuing Bank an issuing bank fee, which shall accrue at the rate of 2.00% per annum on the outstanding undrawn amount of Letters of Credit issued by such Issuing Bank during the period from and including the First Restatement Effective Date to but excluding the date on which there ceases to be any outstanding Letters of Credit issued by such Issuing Bank, as well as the applicable Issuing Bank’s standard and customary fees with respect to the amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Issuing Bank Fees accrued through and including the last day of each calendar month shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the First Restatement Effective Date. Any other fees payable to the applicable Issuing Bank pursuant to this paragraph shall be payable within 10 days after written demand. All Issuing Bank Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in writing between the Borrower and the Administrative Agent.

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Issuing Banks or the Administrative Agent, as applicable. Fees paid shall not be refundable under any circumstances.

SECTION 2.03. Default Interest. Notwithstanding anything to the contrary herein, (a) if any LC Disbursement shall not have been reimbursed when due pursuant to Section 2.01(e), such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2.00% plus the rate otherwise applicable to such LC Disbursement pursuant to Section 2.01(g) and (b) if any interest or any fee or other amount payable by the Borrower hereunder (other than any LC Disbursement) is not paid when due, whether upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at the Alternate Base Rate plus 11.00% per annum, from the date overdue until such amount is paid.

SECTION 2.04. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Issuing Bank; or

(ii) impose on any Issuing Bank any other condition affecting this Agreement or any Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to such Issuing Bank of maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Issuing Bank hereunder (whether of interest or otherwise), then the Borrower will pay to such Issuing Bank such additional amount or amounts as will compensate such Issuing Bank for such additional costs incurred or reduction suffered.

(b) If any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Issuing Bank’s capital or on the capital of such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Letters of Credit issued by such Issuing Bank, to a level below that which such Issuing Bank or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Issuing Bank’s policies and the policies of such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Issuing Bank such additional amount or amounts as will compensate such Issuing Bank or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of an Issuing Bank setting forth (i) the amount or amounts necessary to compensate such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and (ii) that is such Issuing Bank’s customary practice, from and after the date of such certificate, to charge its borrowers for such increased costs incurred by such Issuing Bank shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Issuing Bank the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 30 days prior to the date that such Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Issuing Bank’s intention to claim compensation therefor.

SECTION 2.05. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the Issuing Banks Agent and each Issuing Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes (not already paid pursuant to paragraph (a)(iii) of this Section) to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, the Issuing Banks Agent and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, the Issuing Banks Agent or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the applicable Issuing Bank or the Issuing Banks Agent, or by the Administrative Agent on its own behalf or on behalf of an Issuing Bank, shall be conclusive absent manifest error. Notwithstanding the foregoing, the Borrower shall have no liability pursuant to this paragraph to indemnify the Administrative Agent, the Issuing Banks Agent or an Issuing Bank for Indemnified Taxes or Other Taxes that were paid by the Administrative Agent, the Issuing Banks Agent or such Issuing Bank, as the case may be, more than 90 days prior to written demand for indemnification.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt, if any, issued by such Governmental Authority evidencing such payment, a copy of the return, if any, reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) If the Administrative Agent, the Issuing Banks Agent or any Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, the Issuing Banks Agent or such Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent, the Issuing Banks Agent or such Issuing Bank agrees to repay the amount paid over to the Borrower (plus any interest imposed by the relevant Governmental Authority) by the Administrative Agent, the Issuing Banks Agent or such Issuing Bank in the event the Administrative Agent, the Issuing Banks Agent or such Issuing Bank is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent, the Issuing Banks Agent or any Issuing Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(f) Notwithstanding any provision of the Loan Documents to the contrary, this Section shall be the sole provision governing indemnities and claims for Indemnified Taxes and Other Taxes under the Loan Documents.

SECTION 2.06. Payments Generally. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.05 or 2.05, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to an Issuing Bank or the Issuing Banks Agent as expressly provided herein and except that payments pursuant to Sections 2.04, 2.05 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of an Issuing Bank hereunder, that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Issuing Bank the amount due. In such event, if the Borrower has not in fact made such payment, then such Issuing Bank agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(c) If any Issuing Bank shall fail to make any payment required to be made by it pursuant to paragraph (b) of this Section or Section 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Issuing Bank to satisfy such Issuing Bank’s obligations under such Sections until all such unsatisfied obligations are fully paid.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Issuing Banks that:

SECTION 3.01. Organization; Powers. The Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, has not had and would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by the Borrower are within the Borrower’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action. Each of the First Amendment Agreement and the Second Amendment Agreement has been duly executed and delivered by the Borrower, and the First Amendment Agreement, the Second Amendment Agreement and this Agreement constitute, and each other Loan Document constitutes or, when executed and delivered by the Borrower will constitute, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) do not and will not violate any applicable law or regulation or order of any Governmental Authority (except where such violation has not resulted, and would not reasonably be expected to result in, a Material Adverse Effect) or the charter, by-laws or other organizational documents of the Borrower or any of the Subsidiaries, (c) do not and will not violate or result in a default under any indenture or any other material agreement or instrument binding upon the Borrower or any of the Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of the Subsidiaries, and (d) do not and will not result in the creation or imposition of any Lien on any asset of the Borrower or any of the Subsidiaries, except Liens created under the Loan Documents or otherwise permitted under Article VI.

SECTION 3.04. Litigation Matters. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Subsidiaries that involve any of the Loan Documents or the Transactions.

SECTION 3.05. Use of Proceeds. The Letters of Credit were issued only for the purposes set forth in the Original Credit Agreement.

SECTION 3.06. Senior Indebtedness. The Aggregate LC Obligations constitute “Senior Indebtedness” under and as defined in the Subordinated Debt Documents.

SECTION 3.07. Security Interest. The Borrower is the legal and beneficial owner of the LC Cash Collateral Account and the LC Cash Collateral, free and clear of any Lien other than the Liens created under the Loan Documents and the Permitted Encumbrances. This Agreement and the Additional Security Agreements are effective to create in favor of the Issuing Banks Agent, for the benefit of the Issuing Banks, a valid, enforceable and fully perfected security interest in and Lien on all right, title and interest of the Borrower in the LC Cash Collateral Account and the LC Cash Collateral, in each case prior and superior in right to any other Person, other than any Permitted Encumbrance.

ARTICLE IV

Conditions

SECTION 4.01. Second Restatement Effective Date. The effectiveness of the amendment and restatement of the Existing Credit Agreement, in the form of this Agreement is subject to the satisfaction of the conditions precedent set forth in Section 4 of the Second Amendment Agreement.

SECTION 4.02. Each Credit Event. The obligation of an Issuing Bank to amend, renew or extend any Letter of Credit is subject to the satisfaction of the condition that, at the time of and immediately after giving effect to such amendment, renewal or extension of such Letter of Credit, no Default shall have occurred and be continuing. Each amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty to the Issuing Bank that shall have issued such Letter of Credit by the Borrower on the date thereof as to the matters specified in this Section.

ARTICLE V

Affirmative Covenants

Until all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Issuing Banks that:

SECTION 5.01. Notices of Material Events. The Borrower will furnish to the Administrative Agent and the Issuing Banks Agent, promptly after any Financial Officer or other executive officer of the Borrower becomes aware thereof, written notice of the occurrence of any Default. Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.02. Information Regarding Collateral. The Borrower will furnish to the Administrative Agent and the Issuing Banks Agent, in each case within 30 days of the effectiveness of any such change, written notice of any change in (a) the Borrower’s legal name, (b) the Borrower’s identity, form of organization or jurisdiction of organization or (c) the Borrower’s Federal Taxpayer Identification Number or identifying number (if any) assigned by the jurisdiction of its organization.

SECTION 5.03. Existence. The Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.

SECTION 5.04. Further Assurances. (a) The Borrower will maintain the security interests in the LC Cash Collateral Account and the LC Cash Collateral created under this Agreement and the other Loan Documents as first priority, perfected security interests.

(b) The Borrower will defend the right, title and interest of the Issuing Banks Agent in and to the LC Cash Collateral Account and the LC Cash Collateral against the claims and demands of all Persons. The Borrower will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable law, or that the Issuing Banks Agent may reasonably request, to maintain the security interest in the LC Cash Collateral Account and the LC Cash Collateral, all at the expense of the Borrower. The Borrower also agrees to provide to the Issuing Banks Agent, from time to time upon request, evidence reasonably satisfactory to the Issuing Banks Agent as to the perfection and priority of the Liens created or intended to be created under this Agreement and the other Loan Documents.

(c) The Borrower will promptly furnish to the Administrative Agent, the Issuing Banks Agent or any Issuing Bank such information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent, the Issuing Banks Agent or such Issuing Bank may reasonably request at any time and from time to time during the occurrence and continuance of a Default or an Event of Default.

ARTICLE VI

Negative Covenant

Until all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Issuing Banks that the Borrower will not, and will not permit any Subsidiary to, (a) sell, assign, transfer, exchange or otherwise dispose of the LC Cash Collateral Account or the LC Cash Collateral, except as expressly provided in Section 2.01, or (b) create, incur, assume or permit to exist any Lien on the LC Cash Collateral Account or any LC Cash Collateral, or rights in respect of any thereof, except the Liens created under the Loan Documents and the Permitted Encumbrances.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable;

(b) the Borrower shall fail to pay any interest or fee payable under this Agreement, or shall have failed to make any deposit required to be made pursuant to Section 2.01(h)(iii), in each case when and as the same shall come due and payable or shall be required to be so made, and such failure shall continue unremedied for a period of five days, or the Borrower shall fail to pay any other amount (other than an amount referred to in clause (a) above) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of 10 days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any document furnished in writing pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01, 5.02, 5.03 or 5.04(a) or in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) above), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Issuing Bank);

(f) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(g) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (f) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(h) the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

(i) any Lien purported to be created under any Loan Document shall cease to be, or shall be asserted by the Borrower not to be, a valid and perfected Lien, with the priority required by the applicable Loan Document;

then, and in every such event (other than an event with respect to the Borrower described in clause (f) or (g) above), and at any time thereafter during (but only during) the continuance of such event, the Administrative Agent shall at the request of the Required Issuing Banks or may with the Required Issuing Banks’ written consent, by notice to the

Borrower, declare the Obligations then outstanding to be due and payable in whole, and thereupon the Obligations so declared to be due and payable shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (f) or (g) above, the Obligations then outstanding shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02. Remedies upon Event of Default. Upon the occurrence and during the continuation of an Event of Default:

(a) the Issuing Banks Agent shall have the right, without notice or demand to the Borrower, and at any time or from time to time, to charge, set-off or otherwise apply all or part of the Obligations against the LC Cash Collateral or any part thereof;

(b) the Issuing Banks Agent may exercise in respect of the LC Cash Collateral Account or the LC Cash Collateral all the rights and remedies of a secured party on default under the Uniform Commercial Code in effect in the State of New York, including the sale, collection or other realization, at any time or from time to time, on the LC Cash Collateral Account, the LC Cash Collateral or any part thereof on such other terms as the Issuing Banks Agent may deem commercially reasonable and without notice or demand to the Borrower except to the extent required by law (and, if any such notice may be required by law, the Borrower agrees that at least 10 days’ prior written notice shall constitute reasonable notification); and

(c) the Issuing Banks Agent may apply (and, subject to Section 2.01(h), shall have absolute discretion as to the time of application) any LC Cash Collateral held by the Issuing Banks Agent, and all cash proceeds received by the Issuing Banks Agent in respect of any sale of, collection from or other realization upon all or any part of the LC Cash Collateral Account or the LC Cash Collateral against, all or any part of the Obligations (the amounts so applied to be distributed among the Issuing Banks pro rata in accordance with the amounts of such obligations owed to them on the date of any such distribution).

SECTION 7.03. Issuing Banks Agent Appointed Attorney-in-Fact. The Borrower hereby appoints the Issuing Banks Agent the attorney-in-fact of the Borrower for the purpose of carrying out the provisions of this Article and of the Additional Security Agreements and taking any action and executing any instrument that the Issuing Banks Agent may deem necessary or advisable to accomplish the purposes of this Article or of the Additional Security Agreements, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Issuing Banks Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Issuing Banks Agent’s name or in the name of the Borrower (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the

LC Cash Collateral Account or the LC Cash Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of the LC Cash Collateral Account or the LC Cash Collateral or any part thereof; (c) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on the LC Cash Collateral Account or the LC Cash Collateral or any part thereof or to enforce any rights in respect of the LC Cash Collateral Account or the LC Cash Collateral or any part thereof; (d) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to the LC Cash Collateral Account or the LC Cash Collateral or any part thereof; and (e) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with the LC Cash Collateral Account or the LC Cash Collateral or any part thereof, and to do all other acts and things necessary to carry out the purposes of this Article and of the Additional Security Agreements, as fully and completely as though the Issuing Banks Agent were the absolute owner of the LC Cash Collateral Account and the LC Cash Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Issuing Banks Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Issuing Banks Agent, or to present or file any claim or notice, or to take any action with respect to the LC Cash Collateral Account or the LC Cash Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Issuing Banks Agent and the Issuing Banks shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them under this Article, and neither they nor any of their Related Parties shall be responsible to the Borrower for any act or failure to act under this Article, except to the extent of their own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable judgment.

ARTICLE VIII

The Agents

Each of the Issuing Banks hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement to serve as administrative agent hereunder and under the other Loan Documents, and authorizes such entity to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Each of the Issuing Banks hereby irrevocably appoints the entity named as Issuing Banks Agent in the heading of this Agreement to serve as the issuing banks agent hereunder and under the other Loan Documents and authorizes such entity to take such actions and to exercise such powers as are delegated to the Issuing Banks Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent or the Issuing Banks Agent hereunder shall have the same rights and powers in its capacity as an Issuing Bank as any other Issuing Bank and may exercise the same as though it were not the Administrative Agent or the Issuing Banks Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or the Issuing Banks Agent hereunder and without any duty to account therefor to the Issuing Banks.

The Administrative Agent and the Issuing Banks Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither the Administrative Agent nor the Issuing Banks Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither the Administrative Agent nor the Issuing Banks Agent shall have any duty to take any discretionary action or to exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Issuing Banks (or such other number or percentage of the Issuing Banks as shall be necessary under the circumstances as provided in Section 9.02) or that the Issuing Banks Agent is required to exercise, provided that neither the Administrative Agent nor the Issuing Banks Agent shall be required to take any action that, in its opinion, could expose the Administrative Agent or the Issuing Banks Agent, as the case may be, to liability or be contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, neither the Administrative Agent nor the Issuing Banks Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent, the Issuing Banks Agent or any of their Related Parties in any capacity. The Administrative Agent and the Issuing Banks Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Issuing Banks (or such other number or percentage of the Issuing Banks as shall be necessary, or as the Administrative Agent or the Issuing Banks Agent, as the case may be, shall believe in good faith to be necessary, under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor the Issuing Banks Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent or the Issuing Banks Agent by the Borrower or an Issuing Bank, and neither the Administrative Agent nor the Issuing Banks Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Issuing Banks Agent, as applicable.

The Administrative Agent and the Issuing Banks Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent and Issuing Banks Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each of the Administrative Agent and the Issuing Banks Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each of the Administrative Agent and the Issuing Banks Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent, the Issuing Banks Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Issuing Banks Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Issuing Banks Agent, as applicable.

Without limiting the foregoing, the Issuing Banks Agent may appoint any Issuing Bank as a sub-agent of the Issuing Banks Agent for the purpose of holding any LC Cash Collateral. Each Issuing Bank agrees that, notwithstanding any such appointment of an Issuing Bank as a sub-agent of the Issuing Banks Agent, the Issuing Banks Agent shall retain exclusive dominion and control, including the exclusive right of withdrawal, over the LC Cash Collateral Account (which term, for purposes of this paragraph and each other provision hereof, shall include any deposit or other account in which any such sub-agent holds any LC Cash Collateral) and the LC Cash Collateral (which term, for the avoidance of doubt, shall include any portion thereof held by any sub-agent of the Issuing Banks Agent), except to the extent such dominion and control shall have been delegated to such Issuing Bank as a sub-agent of the Issuing Banks Agent.

Subject to the appointment and acceptance of a successor to the Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Issuing Banks, the Issuing Banks Agent and the Borrower. Upon any such resignation, the Required Issuing Banks shall have the right, with the Borrower’s consent (which consent shall not be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Issuing Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative

Agent may, on behalf of the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Subject to the appointment and acceptance of a successor to the Issuing Banks Agent as provided in this paragraph, the Issuing Banks Agent may resign at any time by notifying the Administrative Agent, the Issuing Banks and the Borrower. Upon any such resignation, the Issuing Banks shall have the right, with the Borrower’s consent (which consent shall not be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Issuing Banks and shall have accepted such appointment within 30 days after the retiring Issuing Banks Agent gives notice of its resignation, then the retiring Issuing Banks Agent may, on behalf of the Issuing Banks, appoint a successor Issuing Banks Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Issuing Banks Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Issuing Banks Agent, and the retiring Issuing Banks Agent shall be discharged from its duties and obligations hereunder. After the Issuing Banks Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Issuing Banks Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Issuing Banks Agent.

Each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Issuing Banks Agent, any other Issuing Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Issuing Banks Agent or any other Issuing Bank and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a) if to the Borrower, to it at 1201 Elm Street, Suite 2100; Dallas, Texas 75270, Attention of Treasurer (Fax No. 214-854-3599), and if such notice is in respect of a Default or an Event of Default with a copy to the same address, Attention of General Counsel (Fax No. (214) 854-3677);

(b) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Mr. Thai Pham (Fax No. (713) 750-2956), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York 10017, Attention of Mr. Barry Bergman (Fax No. (212) 270-6637);

(c) if to the Issuing Banks Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Mr. Thai Pham (Fax No. (713) 750-2956), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York 10017, Attention of Mr. Barry Bergman (Fax No. (212) 270-6637); and

(d) if to any Issuing Bank, to it at the address most recently specified by it in a notice delivered to the Administrative Agent, the Issuing Banks Agent and the Borrower.

Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Banks Agent or any Issuing Bank in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks Agent and the Issuing Banks hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Issuing Banks Agent or the applicable Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, the Issuing Banks Agent and the Required Issuing Banks or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Issuing Banks Agent and the Borrower, in each case with the consent of the Required Issuing Banks; provided that no such agreement shall (i) increase the amount of any Letter of Credit without the written consent of the Issuing Bank that is the issuer thereof, (ii) reduce the amount of any LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Issuing Bank affected thereby, (iii) postpone the LC Termination Date or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, without the written consent of each Issuing Bank affected thereby, (iv) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Issuing Banks” or any other provision of any Loan Document specifying the number or percentage of Issuing Banks required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Issuing Bank, (v) change the definition of the term “Pro Rata Share” without the written consent of each Issuing Bank, (vi) change any of the provisions of clause (y) of Section 2.01(h)(ii) without the written consent of each Issuing Bank affected thereby, (vii) change any of the provisions of Section 2.01(k) without the written consent of each Issuing Bank that shall have issued a Viacom LC outstanding at such time, (viii) except as expressly provided herein, release the LC Cash Collateral Account or any LC Cash Collateral from the Liens of any Loan Document without the written consent of each Issuing Bank or (ix) change any provision of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to one or more Issuing Banks differently than those of the other Issuing Banks, without the written consent of each such affected Issuing Bank; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Banks Agent without the prior written consent of the Administrative Agent or the Issuing Banks Agent, as the case may be, (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of any Issuing Bank (but not any other Issuing Bank) may be effected by an agreement or agreements in writing entered into by the Borrower and such affected Issuing Bank and (C) any Additional Security Agreement may be waived, amended or modified in accordance with the terms thereof.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the

Administrative Agent, the Issuing Banks Agent and their Affiliates, including the reasonable fees, charges and disbursements of counsel in connection with the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Banks Agent or any Issuing Bank, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Banks Agent or any Issuing Bank, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Issuing Banks Agent (and any sub-agent thereof), each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Issuing Bank severally agrees to pay to the Administrative Agent such Issuing Bank’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. For purposes hereof, an Issuing Bank’s “pro rata share” shall be determined based upon its share of the sum of the aggregate LC Exposures at the time.

(d) To the extent that the Borrower fails to pay any amount required to be paid by it to the Issuing Banks Agent under paragraph (a) or (b) of this Section, each Issuing Bank severally agrees to pay to the Issuing Banks Agent such Issuing Bank’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Issuing Banks Agent in its capacity as such. For purposes hereof, an Issuing Bank’s “pro rata share” shall be determined based upon its share of the sum of the aggregate LC Exposures at the time.

(e) To the extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee (i) for any damages arising solely from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), except to the extent that such claims arise from a breach by the Indemnitee of any Loan Document or from the gross negligence, bad faith or willful misconduct of such Indemnitee, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Letter of Credit or the use of the proceeds thereof.

(f) All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

SECTION 9.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Issuing Bank (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their successors and assigns permitted hereby, and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks Agent and the Issuing Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Banks Agent or any Issuing Bank may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any fee or any other amount payable under this

Agreement is outstanding and unpaid or any Letter of Credit is outstanding. The provisions of Sections 2.04, 2.05 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the expiration or termination of the Letters of Credit or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees or expense reimbursements payable to the Administrative Agent or any arranger of the credit facilities contemplated hereby constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective as provided in the Second Amendment Agreement, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Issuing Bank and any Affiliate thereof is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower against any of and all the Obligations held by such Issuing Bank, irrespective of whether or not such Issuing Bank shall have made any demand under this Agreement and although such Obligations may be unmatured. The rights of each Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) which such Issuing Bank may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Banks Agent or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01, such service to be effective upon receipt. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks Agent and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case such Person thereby required agrees to inform the Borrower prior to such disclosure), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially similar to those of this Section, to (i) any assignee, or any prospective assignee, of any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Borrower or any Subsidiary and its obligations, or (g) with the prior written consent of the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower, the Subsidiaries or their businesses, other than any such information that is publicly available. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as a commercially prudent Person would accord to its own confidential information.

SECTION 9.13. Patriot Act. The Issuing Banks hereby notify the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), they may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow each Issuing Bank to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each Issuing Bank.

SECTION 9.14. No Fiduciary Relationship. The Borrower, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower and the Subsidiaries, on the one hand, and the Administrative Agent, the Issuing Banks Agent, the Issuing Banks and the Affiliates of any of the foregoing, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Issuing Banks Agent, the Issuing Banks or any Affiliate of any of the foregoing, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 9.15. Release of Security Interests. The security interests created in the LC Cash Collateral Account and the LC Cash Collateral in favor of the Issuing Banks Agent, for the benefit of the Issuing Banks, under this Agreement and the Additional Security Agreements shall terminate when all the Obligations have been indefeasibly paid in full, the LC Exposure has been reduced to zero and the Issuing Banks have no further obligations to issue, amend, renew or extend Letters of Credit hereunder. In connection with any termination pursuant to this Section, the Issuing Banks Agent shall execute and deliver to the Borrower, at the Borrower’s expense, all documents that the Borrower shall reasonably request to evidence such termination. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Issuing Banks Agent.

Schedule 2.01

Issuing Bank	Beneficiary	Amount
Wachovia Bank, National Association	Viacom	$4,797,704.72
Citicorp North America, Inc.	Viacom	$4,797,704.72
JPMorgan Chase Bank, N.A.	Viacom	$14,393,114.14
JPMorgan Chase Bank, N.A.	Ohio Bureau of Workers’ Compensation	$266,000.00
JPMorgan Chase Bank, N.A.	National Union Fire Insurance Company of Pittsburgh, PA	$29,825,107.00
JPMorgan Chase Bank, N.A.	Travelers Casualty and Surety	$7,600,000.00

Total		$61,679,630.58